CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated February 23, 2009, relating to the financial statements and financial highlights appearing in the December 31, 2008 Annual Report to Shareholders of Total Bond Market Index Fund, Long-Term Bond Index Bund, Intermediate-Term Bond Index Fund, and Short-Term Bond Index Fund (the Vanguard Bond Index Funds), which is incorporated by reference through the Prospectuses and Statement of Additional Information of Vanguard Bond Index Funds dated April 24, 2009, and to the incorporation by reference in this Registration Statement of our report dated February 13, 2009, relating to the financial statements and financial highlights appearing in the December 31, 2008 Annual Report to Shareholders of Vanguard Institutional Total Bond Market Index Fund, which is incorporated by reference through the Prospectus and Statement of Additional Information of Vanguard Institutional Total Bond Market Index Fund dated April 29, 2009 in this Registration Statement.

We also consent to the references to us under the heading “Independent Auditor“ in the Combined Proxy Statement/Prospectus, in paragraphs 4.3 and 4.9 under the heading “Representations and Warranties“ in the Agreement and Plan of Reorganization, and under the headings “Financial Statements“ and “Service Providers - Independent Registered Public Accounting Firm“ in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA
October 21, 2009